[CONFORMED COPY]


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                          STOCK PURCHASE AGREEMENT

                                 between

                          COBE LABORATORIES, INC.

                                   and

                            REN CORPORATION-USA

                         Dated as of July 2, 1992


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

                       TABLE OF CONTENTS

Section                                               Page
-------                                               ----
                          ARTICLE I
                         DEFINITIONS

1.01   Definitions ................................     1


                          ARTICLE II
                  PURCHASE AND SALE OF SHARES;
                           CLOSING

2.01   Authorization, Purchase and
          Sale of Shares .........................      4
2.02   Closing ...................................      4


                          ARTICLE III
      REPRESENTATIONS AND WARRANTIES OF THE COMPANY

3.01  Organization and Qualification;
        Subsidiaries ................... .........      5
3.02  Charter of Incorporation and By-Laws, Etc.        6
3.03  Capitalization .............................      6
3.04  Authority Relative to this Agreement .......      7
3.05  No Conflict; Required Filings and
        Consents .................................      8
3.06  Common Stock ...............................      8
3.07  SEC Filings; Financial Statements ..........      9
3.08  Private Offering ...........................     10
3.09  Standstill Agreement .......................     10
3.10  Brokers ....................................     10


                          ARTICLE IV
             REPRESENTATIONS AND WARRANTIES OF
                        THE PURCHASER

4.01  Corporate Organization .....................     10
4.02  Authority Relative to this Agreement .......     11
4.03  No Conflict; Required Filings and Consents..     11
4.04  Funds ......................................     12
4.05  Securities Act .............................     12
4.06  Brokers ....................................     13

                           (ii)

                        ARTICLE V
                  ADDITIONAL AGREEMENTS

5.01  Conduct of Business by the Company
         Pending the Closing .....................     13
5.02  Regulatory and Other Authorizations ........     13
5.03  Access to Information ......................     14
5.04  Notification of Certain Matters ............     14
5.05  Further Action; Reasonable Efforts .........     14
5.06  Public Announcements .......................     14
5.07  Legend .....................................     15
5.08  Shareholder Approval .......................     15
5.09  No Solicitation; Third Party
         Negotiations ............................     15
5.10  Termination of Right of First Offer
         Agreement ...............................     16


                        ARTICLE VI
                 CONDITIONS TO THE CLOSING

6.01  Conditions to Obligations of the Purchaser .     17
6.02  Conditions to Obligations of the Company ...     19


                     ARTICLE VII
                   INDEMNIFICATION

7.01  Survival of Representations and Warranties..     20
7.02  Indemnification by the Company .............     20
7.03  Indemnification by the Purchaser ...........     20
7.04  Materiality ................................     21
7.05  Time Period; Dollar Threshold ..............     21
7.06  Notice and Defense .........................     21

                    ARTICLE VIII
          TERMINATION, AMENDMENT AND WAIVER

8.01  Termination ................................     22
8.02  Effect of Termination ......................     23
8.03  Amendment ..................................     23
8.04  Waiver .....................................     24
8.04  Disinterested Directors ....................     24

                      (iii)

Section                                           Page
-------                                           ----
                    ARTICLE IX
                GENERAL PROVISIONS

9.01  Notices ...................................  24
9.02  Entire Agreement; Assignment ..............  25
9.03  Parties in Interest .......................  25
9.04  Governing Law .............................  25
9.05  Headings ..................................  26
9.06  Counterparts ..............................  26
9.07  Specific Performance ......................  26

EXHIBIT A    Form of Amendment No. 3 to the May 11, 1991 Stock
             Purchase Agreement

EXHIBIT B    Contents of Opinions

DISCLOSURE SCHEDULE

              STOCK PURCHASE AGREEMENT (this "Agreement"), dated
                                              ---------
as of July 2, 1992, between REN CORPORATION-USA, a Tennessee corporation (the "Company"), and COBE LABORATORIES, INC., a
                  -------
Colorado corporation (the "Purchaser").
                           ---------

                            W I T N E S S E T H:
                            - - - - - - - - - -

              WHEREAS, the Company desires to authorize, issue and sell to the Purchaser, and the Purchaser desires to purchase from the Company, the Shares (as hereinafter defined);

              NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

                                ARTICLE I

                               DEFINITIONS
                               -----------

              SECTION 1.01. Definitions. As used in this
Agreement, the following terms shall have the following meanings:

               "Acquisition Proposal" has the meaning specified in
                --------------------
Section 5.09(b).

               "Affiliate" means, with respect to any specified
                ---------
Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

               "Amendment No. 3" means the Amendment No. 3 to the
                ---------------
Stock Purchase Agreement, dated as of May 11, 1991, as amended by Amendment No. 1, dated May 24, 1991, and by
Amendment No. 2, dated March 17, 1992, between the Company and the Purchaser, substantially in the form of Exhibit A hereto.

               "Bankruptcy Proceeding" has the meaning specified in
                ---------------------
Section 6.01(e).

               "Board" means the Board of Directors of the Company.
                -----

               "Business Day" means any day other than a Saturday,
                ------------
Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Standard Time.

               "By-Laws" means the Restated By-Laws of the Company,
                -------
as amended through the date hereof.

               "Charter of Incorporation" means the Restated
                ------------------------
Charter of Incorporation of the Company, as amended through the date hereof.

               "Closing" means the completion of the transactions
                -------
specified herein relating to the purchase and sale of the Shares, as contemplated by Section 2.01 hereof.

               "Closing Date" means the date on which the Closing
                ------------
shall occur.

               "Common Stock" means the common shares of the
                ------------
Company, no par value.

               "Company" has the meaning specified in the recitals
                -------
to this Agreement.

               "Company Loss" has the meaning specified in
                ------------
Section 7.03.

               "control" (including the terms "controlled by" and
                -------                        -------------
"under common control with") means the possession, directly
 -------------------------
or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and/or policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement, or otherwise.

               "Disclosure Schedule" means the Disclosure Schedule,
                -------------------
dated as of the date hereof, delivered to the Purchaser by the Company and forming a part of this Agreement.

               "Encumbrance" means any security interest, pledge,
                -----------
mortgage, lien (including environmental liens), charge, adverse claim or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, but excluding such Encumbrances which, taken as a whole, would not have a Material Adverse Effect.

               "Exchange Act" means the Securities Exchange Act of
                ------------
1934, as amended, together with the rules and regulations promulgated thereunder.

               "First Union Loan Agreement" means the amended and
                --------------------------
restated loan agreement, dated as of March 18, 1990, between the Company and First Union National Bank of North Carolina, a national banking association under the laws of the United States, as such agreement has been amended, supplemented, restated or otherwise modified from time to time, together with any notes, security pledge, guaranty or other ancillary agreements executed pursuant thereto.

               "GAAP" means United States generally accepted
                ----
accounting principles and practices in effect from time to time, applied consistently throughout the periods involved.

               "HSR Act" means the Hart-Scott-Rodino Antitrust
                -------
Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

               "Liabilities" means any and all debts, liabilities
                -----------
and obligations, whether accrued or fixed, absolute or contingent, mature or unmatured, or determined or determinable, including, without limitation, those arising under any law, rule, regulation or order by a governmental authority, and those arising under any contract, agreement, commitment or undertaking.

               "Loss" has the meaning specified in Section 7.03.
                ----

               "March Financial Statements" has the meaning
                --------------------------
specified in Section 3.07(c).

               "Material Adverse Effect" means any circumstance,
                -----------------------
change, event, transaction, loss, failure, effect or other occurrence that is, or is reasonably likely to be, materially adverse to the business, operations, properties (including intangible properties), condition (financial or otherwise), assets, Liabilities, results of operations or prospects of the Company and its Subsidiaries taken as a whole.

               "Person" means an individual, corporation,
                ------
partnership, association, trust, joint venture, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

               "Purchase Price" has the meaning specified in
                --------------
Section 2.01.

               "Purchaser" has the meaning specified in the
                ---------
recitals to this Agreement.

               "Purchaser Loss" has the meaning specified in
                --------------
Section 7.02.

               "SEC" means the Securities and Exchange Commission.
                ---

               "SEC Reports" means all forms, reports and documents
                -----------
required to be filed by the Company with the SEC since
November 28, 1989, including, without limitation, (i) the Company's Annual Reports on Form 10-K for the fiscal years ended December 31, 1989, 1990 and 1991, (ii) the Company's
Quarterly Report or Form 10-Q for the fiscal quarter ended
March 31, 1992, (iii) all amendments to the Company's Reports on Form 8 and (iv) all other reports or registrations filed by the Company with the SEC since November 28, 1989.

               "Securities Act" means the Securities Act of 1933,
                --------------
as amended, together with the rules and regulations promulgated thereunder.

               "Shares" has the meaning specified in Section 2.01.
                ------

               "Subsidiary" or "Subsidiaries" means any
                ----------      ------------
corporation, partnership, joint venture or other legal entity, of which the Company or any other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50 percent or more of the stock or other equity interests, and the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

               "Third Party" has the meaning specified in
                -----------
Section 5.09(b).

                          ARTICLE II

              PURCHASE AND SALE OF SHARES; CLOSING
              ------------------------------------

              SECTION 2.01. Authorization, Purchase and Sale of
                            -----------------------------------
Shares. Upon the terms and subject to the conditions set
------
forth herein, at the Closing, the Company shall authorize, issue and sell to the Purchaser, and the Purchaser shall purchase from the Company, 5,500,000 shares of Common Stock (such shares of Common Stock being herein the "Shares") for a
                                               ------
purchase price equal to $9.75 per Share and an aggregate purchase price of $53,625,000 (the "Purchase Price").
                                    --------------

              SECTION 2.02. Closing. (a) The Closing of the
                            -------
purchase and sale shall take place within three Business Days of the satisfaction or waiver of the conditions set forth herein, at the offices of Shearman & Sterling, 599 Lexington

Avenue, New York, New York, or at such other time and place as the Company and the Purchaser may mutually agree in writing.

              (b) At the Closing, the Company shall deliver or cause to be delivered to the Purchaser: (i) stock certificates evidencing the Shares registered in the name of the Purchaser (or its designee); (ii) the certificate referred to in Section 6.01(a); (iii) the legal opinion referred to in Section 6.01(g); (iv) a receipt for the Purchase Price; and (v) such other documents as the Purchaser shall reasonably request.

              (c) At the Closing, the Purchaser shall deliver to the Seller: (i) the Purchase Price, by wire transfer, to an account or accounts designated by the Company at least two Business Days prior to the Closing Date; (ii) the certificate referred to in Section 6.02(a); (iii) a receipt for the Shares; and (iv) such other documents as the Company shall reasonably request.

                          ARTICLE III

         REPRESENTATIONS AND WARRANTIES OF THE COMPANY
         ---------------------------------------------

              The Company represents and warrants to the Purchaser that:


              SECTION 3.01. Organization and Qualification;
                            -------------------------------
Subsidiaries. The Company and each of its Subsidiaries are
------------
corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation, and have the requisite corporate power and authority to own, lease and operate their respective properties and carry on their respective businesses in all material respects as presently owned or conducted. The Company and each of its Subsidiaries are duly qualified or licensed as foreign corporations to do business, and are in good standing, in each jurisdiction where the character of their respective properties owned, leased or operated by them, or the nature of their respective activities, makes such qualification or licensing necessary, except those jurisdictions, if any, in which the failure to be so duly qualified or licensed and in good standing would not, taken as a whole, have a Material Adverse Effect. Schedule 3.01 of the Disclosure Schedule sets forth a complete and correct list of each of the Subsidiaries of the Company.

              SECTION 3.02. Charter of Incorporation and By-Laws,
                            -------------------------------------
Etc. The Company has heretofore furnished to the Purchaser a
---
complete and correct copy of the Charter of Incorporation and the By-Laws, each as amended to date, each of which is in full force and effect. The Company is not in violation of any of the provisions of the Charter of Incorporation or By-Laws, and its Subsidiaries are not in violation of any of the provisions of their charters, by-laws or equivalent organizational documents, except where such violation would not, taken as a whole, have a Material Adverse Effect.

                SECTION 3.03. Capitalization. (a) As of the date
                              --------------
hereof and immediately prior to the Closing, the authorized capital stock of the Company consists of (i) 10,000,000 shares of Preferred Stock, of which none are issued, outstanding or reserved for issuance, and (ii) 60,000,000 shares of Common Stock, of which (A) 13,016,332 shares of Common Stock are issued and outstanding, (B) no shares of Common Stock are held in the treasury of the Company, (C) an aggregate of 478,575 shares of Common Stock are subject to outstanding options, and 750,000 shares are reserved for issuance, pursuant to the Company's Stock Option Plan, (D) an aggregate of 296,838 shares of Common Stock are subject to outstanding promissory notes that are convertible into shares of Common Stock, (E) 300,000 shares of Common Stock are held in escrow on behalf of the Company and certain shareholders in connection with a settlement of a claim arising from an acquisition of a treatment center in Douglas, Georgia, and
(F) an aggregate of 33,000 shares of Common Stock are subject to outstanding warrants that are exercisable for shares of Common Stock.

                (b) As of the time of the Closing, the authorized capital stock of the Company will consist of (i) 10,000,000 shares of Preferred Stock, of which none is issued, outstanding or reserved for issuance, and (ii) 60,000,000 shares of Common Stock, of which (A) 18,516,332 shares of Common Stock are issued and outstanding, (B) no shares of Common Stock are held in the treasury of the Company, (C) an aggregate of 478,575 shares of Common Stock are subject to outstanding options, and 750,000 shares are reserved for issuance, pursuant to the Company's Stock Option Plan, (D) an aggregate of 296,838 shares of Common Stock are subject to outstanding promissory notes that are convertible into shares of Common Stock, (E) 300,000 shares of Common Stock are held in escrow on behalf of the Company and certain shareholders in connection with a settlement of a claim arising from an acquisition of a treatment center in Douglas, Georgia, and
(F) an aggregate of 33,000 shares of Common Stock are subject to outstanding warrants that are exercisable for shares of Common Stock.

              (c) Except as set forth in this Section 3.03 or in
Schedule 3.03(c)(i) of the Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any of its Subsidiaries is a party, or obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, the Company or any of its Subsidiaries. Except as set forth in Schedule 3.03(c)(ii) of the Disclosure Schedule, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the capital stock of the Company or any Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or any other entity. Each of the outstanding shares of capital stock of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned by the Company, directly or indirectly, free and clear of all Encumbrances, except as set forth in
Schedule 3.03(c)(iii) of the Disclosure Schedule, and for any Encumbrances incurred pursuant to the First Union Loan
Agreement and Encumbrances for taxes not yet due and payable.

              (d) Except as set forth on Schedule 3.03(d) of the Disclosure Schedule, the Company is not party to any agreement granting registration rights to any Person with respect to any equity or debt securities of the Company.

              SECTION 3.04. Authority Relative to this
                            --------------------------
Agreement. The Company has all necessary corporate power and
---------
authority to execute and deliver this Agreement, to perform its obligations and to consummate the transactions contemplated hereunder. The execution, delivery and performance of this Agreement by the Company have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by the Purchaser and payment for the Shares as contemplated by this Agreement, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except, in each such case, as enforceability may be limited by bankruptcy, insolvency, reorganization and other similar laws now or hereafter in effect relating to or affecting creditors' rights generally, and to the extent that the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought).

               SECTION 3.05. No Conflict; Required Filings and
                             ---------------------------------
 Consents. (a) The execution and delivery of this Agreement
 --------
 by the Company do not, and the performance of this Agreement (including, without limitation, the consummation of the transactions contemplated hereunder) will not, (i) conflict with or violate the Charter of Incorporation or By-Laws,
 (ii) conflict with or violate the charters of incorporation or by-laws or equivalent organizational documents of any of the Company's Subsidiaries, (iii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or its or any of their respective properties are bound or affected, or
 (iv) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, insurance policy or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries or its or any of their respective properties are bound or affected, except, in the case of clauses (ii), (iii) and (iv) above, for such conflicts which would not, taken as a whole, have a Material Adverse Effect.

           (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company (including, without limitation, the consummation of the transactions hereunder) will not, require any consent, approval, authorization or permit of, or filing (other than filings, if any, required on Form 8-K with the SEC and pursuant to the HSR Act) with, or notification to, any third party or any governmental or regulatory authority, domestic or foreign, on the part of the Company or any of its Subsidiaries.



              SECTION 3.06. Common Stock. Following the
                            ------------
consummation of the transactions hereunder, (a) all of the Shares subject to issuance pursuant to this Agreement, upon such issuance against payment for such Shares as contemplated by this Agreement shall, (i) be duly authorized, validly issued, fully paid and nonassessable and (ii) not be subject to any Encumbrances, (b) the Shares shall have accorded to them full voting rights and (c) none of the Shares shall be "Control Shares", as such term is defined in the Tennessee Business Corporation Act.

              SECTION 3.07. SEC Filings; Financial Statements.
                            ---------------------------------
(a) The Company has filed all forms, reports, statements and documents required to be filed with the SEC since
November 28, 1989, including, without limitation, the SEC Reports. The SEC Reports, as amended, (i) were each prepared in accordance with, and, at the time of filing, complied in all material respects with, the requirements of the Securities Act or the Exchange Act, as the case may be, and
(ii) did not, at the time they were filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company's Subsidiaries is required to file any forms, reports or other documents with the SEC

               (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the SEC Reports has been prepared in accordance with GAAP (except as may be indicated in the notes thereto), and each presents fairly the consolidated financial position of the Company and its consolidated Subsidiaries at the respective dates thereof and the consolidated results of its operations and changes in cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments, which were not and are not expected to be material in amount.

               (c) The quarterly report for the fiscal quarter ended March 31, 1992 on Form 10-Q filed with the SEC sets forth the unaudited consolidated balance sheet of the Company and its Subsidiaries and the unaudited statement of operations for the three-month period ended March 31, 1992 (the "March Financial Statements"). The March Financial
      --------------------------
Statements have been prepared in accordance with GAAP and present fairly the financial condition of the Company and its consolidated Subsidiaries as of March 31, 1991 and the consolidated results of its operations for the three-month period ended March 31, 1991, except that the March Financial Statements are subject to normal or recurring year-end adjustments, which are not expected to be material in amount.

               (d) Except as set forth in Schedule 3.07(d) of the Disclosure Schedule hereto and as and to the extent set forth on the March Financial Statements, neither the Company nor any of its Subsidiaries has any Liabilities, including, without limitation, liabilities for taxes which would be required to be reflected on a balance sheet, or in the notes thereto prepared in accordance with GAAP, except for liabilities or obligations incurred in the ordinary course of business since March 31, 1991 which would not, taken as a whole, have a Material Adverse Effect.

              SECTION 3.08. Private Offering. (a) Assuming the
                            ----------------
accuracy of the representations and warranties of the Purchaser, the sale of the Shares hereunder is exempt from the registration and prospectus delivery requirements of the Securities Act.

               (b) No form of general solicitation or general advertising (including, without limitation, advertisements, articles, notices or other communications published in any newspaper, magazine or other medium or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising) was used by the Company or any other Person acting on behalf of the Company in respect of the Shares or in connection with the offer and sale of the Shares.

              SECTION 3.09. Standstill Agreement. The Company
                            --------------------
agrees and acknowledges that this Agreement and the transactions to be effected pursuant hereto shall not give rise to a breach under Section 5.11 of the Stock Purchase Agreement dated as of May 11, 1991, as amended, between the Company and the Purchaser.

              SECTION 3.10. Brokers. No broker, finder or
                            -------
investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions hereunder based upon arrangements made by or on behalf of the Company other than fees payable Kidder, Peabody & Co. Incorporated and Morgan Keegan & Company, Inc. in connection with the transactions contemplated by this Agreement.

                            ARTICLE IV

        REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
        -----------------------------------------------

              The Purchaser represents and warrants to the Company that:


              SECTION 4.01. Corporate Organization. The
                            ----------------------
Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Colorado and has the requisite corporate power and authority and any necessary governmental authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted.

              SECTION 4.02. Authority Relative to this
                            --------------------------
Agreement. The Purchaser has all necessary corporate power
---------
and authority to execute and deliver this Agreement and to perform its obligations and to consummate the transactions contemplated hereunder. The execution and delivery of this Agreement by the Purchaser and the purchase of the Shares as provided in Section 2.01 hereof by the Purchaser hereunder have been duly and validly authorized by all necessary corporate action of the Purchaser and no other corporate proceedings on the part of the Purchaser are necessary to authorize this Agreement or the purchase of the Shares by the Purchaser as contemplated hereby. This Agreement has been duly and validly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms (except in each such case as enforceability may be limited by bankruptcy, insolvency, reorganization and other similar laws now or hereafter in effect relating to or affecting creditors' rights generally and to the extent that the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought).

              SECTION 4.03. No Conflict; Required Filings and
                            ---------------------------------
Consents. (a) The execution and delivery of this Agreement
--------
by the Purchaser do not, and the performance of this Agreement by the Purchaser will not, (i) conflict with or violate the articles of incorporation or by-laws or equivalent organizational documents of the Purchaser, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Purchaser or by which it or its properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of the Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Purchaser is a party or by which the Purchaser or any of its properties are bound or affected, except, in the case of this clause (iii) and clause (ii) above, for any such breaches, defaults or other occurrences which would not, individually or in the aggregate, have a material adverse effect on the business, operations, properties (including intangible properties), condition (financial or otherwise), assets or liabilities of the Purchaser.

              (b) The execution and delivery of this Agreement by the Purchaser do not, and the performance of this Agreement by the Purchaser (including, without limitation, the consummation of the transactions hereunder) will not, require any consent, approval, authorization or permit of, or filing (other than a filing pursuant to the HSR Act) with or notification to, any third party or any governmental or regulatory authority, domestic or foreign.

              SECTION 4.04. Funds. The Purchaser has, and
                            -----
immediately prior to the Closing will have, the funds necessary to consummate the purchase of the Shares hereunder.

              SECTION 4.05. Securities Act. The Shares purchased
                            --------------
by the Purchaser pursuant to this Agreement are being acquired for investment only and not with a view to any sale or distribution (within the meaning of the Securities Act) of the Shares or any part thereof. The Purchaser agrees at all times to sell or otherwise dispose of all or any part of the Shares so acquired by the Purchaser (and any securities issued in exchange therefor) only pursuant to a registration, or exemption therefrom, under the Securities Act and in compliance with applicable state securities laws. The
Purchaser will take any steps necessary to ensure that any purchaser will agree not to sell or otherwise dispose of Shares except in compliance with the requirements contained in the preceding sentence. The Purchaser is an "accredited investor" within the meaning of Rule 501 promulgated under the Securities Act and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares. The Purchaser has received all the information it deems material to its evaluation of the business, assets, liabilities, financial condition and results of operations of the Company and all the information it has requested from the Company and considers necessary or appropriate for deciding whether to purchase the Shares. The Purchaser has the ability to bear the economic risks of the Purchaser's prospective investment and the Purchaser is able, without materially impairing its financial condition, to hold the Shares for an indefinite period of time and to suffer complete loss on its investment. The Purchaser understands and has fully considered for purposes of this investment the risks of this investment and understands that: (i) this investment is suitable only for an investor who is able to bear the economic consequences of losing his or its entire investment;

(ii) the Shares represent an extremely speculative investment which involves a high degree of risk of loss; (iii) there are substantial restrictions on the transferability of the Shares and, accordingly, it may not be possible for the Purchaser to liquidate his or its investment in the Shares in case of emergency; and (iv) there have been no representations as to the possible future value, if any, of the Shares.

              The Purchaser understands and acknowledges that the sale of the Shares pursuant to this Agreement will not be registered under the Securities Act on the grounds that the offering and sale of securities contemplated by this Agreement are exempt from registration pursuant to Section
4(2) of the Securities Act, and that the Company's reliance upon such exemption is predicated in part upon the Purchaser's representations set forth in this Agreement.

              SECTION 4.06. Brokers. No broker, finder or
                            -------
investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions hereunder based upon arrangements made by or on behalf of the Purchaser.

                              ARTICLE V

                       ADDITIONAL AGREEMENTS
                       ---------------------

              SECTION 5.01. Conduct of Business by the Company
                            ----------------------------------
Pending the Closing. Except as contemplated by this
-------------------
Agreement, the Company covenants and agrees that, during the period between the date of this Agreement and through and including the Closing Date, unless the Purchaser shall otherwise agree in writing, the businesses of the Company and its Subsidiaries shall be conducted only in, and the Company and its Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice.

              SECTION 5.02. Regulatory and Other Authorizations.
                            -----------------------------------
Each party hereto will use its reasonable best efforts to obtain all authorizations, consents, orders and approvals of all third parties and of all federal, state and local regulatory bodies and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and will cooperate fully with the other party in promptly seeking to obtain all such authorizations, consents, orders and approvals. Each party hereto agrees to make, or cause its "ultimate parent entity" (as such term is defined in the

HSR Act) to make, an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby within ten Business Days of the date hereof. The parties hereto will not take any action that will have the effect of delaying, impairing or impeding the receipt of any required approvals.

              SECTION 5.03 Access to Information. (a) From the
                           ---------------------
date hereof to the Closing Date, the Company shall, and shall cause its Subsidiaries, officers, directors, employees, auditors and other agents to, afford the officers, employees, auditors and other agents of the Purchaser reasonable access at all reasonable times to its officers, employees, agents, properties, offices, plants and other facilities and to all books and records, and shall furnish the Purchaser with all financial, operating and other data and information with respect to the business and properties of the Company as the Purchaser, through its officers, employees or agents, may reasonably request. The Purchaser agrees to maintain the strict confidentiality of such data and information and not to disclose such data to any third party.

               (b) No investigation pursuant to this Section 5.03 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

              SECTION 5.04. Notification of Certain Matters. The
                            -------------------------------
Company shall give prompt notice to the Purchaser, and the Purchaser shall give prompt notice to the Company, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate and (ii) any failure of the Company or the Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the
                           --------  -------
delivery of any notice pursuant to this Section 5.04 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

              SECTION 5.05. Further Action; Reasonable Efforts.
                            ----------------------------------
Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereunder.

              SECTION 5.06. Public Announcements. The Purchaser
                            --------------------
and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated hereunder and shall not issue any such press release or make any such public statement prior to such consultation, except as may be, and to the extent, required by law or any listing agreement with the National Association of Securities
Dealers.

              SECTION 5.07. Legend. The Purchaser agrees that
                            ------
all certificates representing the Shares issued pursuant to this Agreement shall bear the following legend:

        "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR SECURITIES LAWS OF ANY STATE AND NEITHER THE SECURITIES
NOR ANY INTEREST THEREIN MAY BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREUNDER. THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT (IN CERTAIN CIRCUMSTANCES) TO A RIGHT OF FIRST OFFER AS SET FORTH IN THE STOCK PURCHASE AGREEMENT DATED AS OF MAY 11, 1991, AS AMENDED, BETWEEN
THE COMPANY AND COBE LABORATORIES, INC."

              SECTION 5.08. Shareholder Approval. The Company
                            --------------------
agrees to include in the proxy statement to be disseminated to the shareholders of the Company prior to the next annual meeting of the Company both (i) a proposal to amend the By-Laws to opt out of the Tennessee Control Share Acquisition Act, as amended, with respect to the appraisal of shares of dissenting shareholders provisions of Section 48-35-309 of such act and (ii) a proposal to confer voting rights to the shares of Common Stock acquired by the Purchaser pursuant to this Agreement or otherwise that would entitle the Purchaser and its associates, immediately upon acquisition of such shares, to exercise or direct the exercise of voting power of the Company in the election of its directors equal to or in excess of a majority of all such voting power. The Company shall use its best efforts to solicit from the shareholders of the Company eligible to vote on such proposals proxies in favor of such proposals and shall take all other action necessary or advisable to secure the vote of the shareholders required to approve such proposals.

               Section 5.09. No Solicitation; Third Party
                             ----------------------------
Negotiations. (a) The Company agrees that between the date
------------
of this Agreement and the earlier of (i) the Closing and (ii) the termination of this Agreement, neither the Company nor any of its officers, directors, representatives or agents will solicit, initiate, or encourage or, except as otherwise provided pursuant to subsection 5.09(b), consider or accept any other proposals or offers from any Person (i) relating to any acquisition or purchase of all or any portion of the capital stock of the Company or any Subsidiary or any assets of the Company or any Subsidiary, (ii) to enter into any business combination with the Company or any Subsidiary or
(iii) to enter into any other extraordinary business transaction involving or otherwise relating to the Company or any Subsidiary.

               (b) Notwithstanding the provisions of subsection 5.09(a), the Company may, in response to an unsolicited, bona fide, financially superior offer with at least the same evidence of financial ability to consummate and at least the same degree of financial commitment as the Purchaser with respect to the transactions contemplated hereby, furnish information and access, with appropriate assurances of confidentiality, and may participate in discussions and negotiate with any Person who is not an Affiliate of the Company or any of its officers, directors, representatives or agents (a "Third Party") concerning a proposal for any merger, sale of all or substantially all of the assets of the Company or shares of the Company's capital stock or another transaction involving the transfer of effective control of the Company (an "Acquisition Proposal"), and consider and accept an Acquisition Proposal, if the Board in its good faith judgment after consultation with outside counsel, concludes that its fiduciary duties require such action. In the event of such determination by the Board, the Company may direct its officers and other appropriate personnel to cooperate with and be reasonably available to consult with such Third Party; provided that (i) the Company shall
                  --------
promptly notify the Purchaser in writing of any Acquisition Proposal (including, without limitation, each of any successive Acquisition Proposals, inquiries or contacts) and shall, in such notice, indicate the identity of the Third
Party and the material terms and conditions of any such Acquisition Proposal, including, without limitation, price and (ii) release the Purchaser from any and all restrictions contained in Section 5.11 of the Stock Purchase Agreement dated as of May 11, 1991, as amended, between the Company and the Purchaser unless and until such time as (A) any entity controlled by Investment AB Cardo consummates a transaction to the exclusion of all Acquisition Proposals or (B) all Acquisition Proposals are rejected, in such case of (A) or (B) all restrictions contained in such Section 5.11 shall be thereupon reinstated.

              Section 5.10. Termination of Right of First Offer
                            -----------------------------------
Agreement. The Purchaser agrees that, upon completion of the
---------
Closing, the provisions of paragraph (a) of the Right of First Offer Agreement, dated as of May 11, 1991, among Jerome
S. Tannenbaum, M.D., Mark S. Ginsburg, M.D. and the Purchaser terminated and shall thereafter be null and void and of no effect.

                             ARTICLE VI

                      CONDITIONS TO THE CLOSING
                      -------------------------

              SECTION 6.01. Conditions to Obligations of the
                            --------------------------------
Purchaser. The obligations of the Purchaser to effect the
---------
Closing shall be subject to the prior fulfillment of each of the following conditions:

     (a) Representations and Warranties; Agreements and
         ----------------------------------------------
Covenants. Except for changes permitted or contemplated
---------
hereby or consented to by the Purchaser and except for matters waived or consented to by the Purchaser pursuant to Section 8.04, (i) the representations and warranties of the Company contained in this Agreement which are qualified as to materiality shall be true in all respects and all other representations and warranties shall be true and correct in all material respects on and as of the Closing, with the same force and effect as if made as of the Closing, (ii) all the agreements contained in this Agreement to be performed or complied with by the Company, at or before the Closing, shall have been performed or complied with in all material respects and
(iii) the Purchaser shall have received a certificate of the Company, signed by the Chief Executive Officer thereof, as to the fulfillment of the conditions set forth in the foregoing clauses (i) and (ii).

        (b) No Cessation Order. No order, ruling or
            ------------------
determination having the effect of halting the trading of the Common Stock shall have been issued or made by the SEC or other regulatory authority and be continuing and no proceedings for that purpose shall have been instituted and be pending.

        (c) Litigation. There shall have been no order or
            ----------
preliminary or permanent injunction entered in any action or proceeding before any federal, state or foreign court or governmental, administrative or regulatory authority or agency, or no other action taken or threatened, or statute, rule, regulation, legislation, interpretation, judgment or order enacted, entered, enforced, promulgated, amended, issued or deemed applicable to the Purchaser, the Company or any Subsidiary or Affiliate of the Purchaser, by any federal, state or foreign legislative body, court, government or governmental, administrative or regulatory authority or agency which shall have remained in effect and which shall have had the effect of: (i) making illegal, materially delaying or otherwise directly or indirectly restraining or prohibiting the consummation of the transactions hereunder; (ii) prohibiting or materially limiting the ownership of the Shares; (iii) imposing material limitations on the ability of the Purchaser to exercise full rights of ownership of any of the Shares, including, without limitation, the right to vote any shares of Common Stock; or (iv) requiring divestiture by the Purchaser of any Shares.

        (d) Calamities. There shall not have occurred and
            ----------
be continuing (i) any general suspension of, or limitation on prices for or trading in, securities on any United States securities exchange, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, or other event that materially adversely affects the ability of the Purchaser to purchase the Shares hereunder, or (iv) a commencement of a war or armed hostilities or other national or international calamity directly involving the United
States or Sweden.

        (e) Bankruptcy; Insolvency; Etc. No proceeding
            ---------------------------
shall have been instituted or consented to by or against
the Company seeking to adjudicate it bankrupt or
insolvent, or seeking liquidation, winding-up,
reorganization, arrangement, adjustment, protection,
relief or composition of its debts under any law relating
to bankruptcy, insolvency or reorganization or relief of
debtors, or seeking the entry of an order for relief or
the appointment of a receiver, trustee, custodian or
other similar official for it or any substantial part of
its property (each such action being a "Bankruptcy
                                        ----------
Proceeding"), and the Company shall not have taken any
----------
corporate action to authorize any Bankruptcy Proceeding.

        (f) No Material Adverse Effect. No fact, event or
            --------------------------
condition (financial or otherwise) shall have occurred with respect to the Company or any of its Subsidiaries having, individually or in the aggregate, a Material
Adverse Effect.

        (g) Opinion. The Purchaser shall have received
            -------
opinions from Latham & Watkins and/or Wyatt, Tarrant,
Combs, Gilbert & Milom substantially to the effect of Exhibit B hereto.

        (h) Amendment No. 3. Amendment No. 3 shall have
            ---------------
been executed and delivered by the Company.

        (i) HSR Act. Any waiting period (and any extension
            -------
thereof) under the HSR Act applicable to the purchase of the Shares contemplated hereby shall have expired or shall have been terminated.

        (j) Shareholder Approval. Each of the proposals
            --------------------
set forth in Section 5.08 of this Agreement shall have been approved by the requisite holders of the outstanding capital stock of the Company entitled to vote thereon.

        (k) Resignation. Beth Tannenbaum shall have
            -----------
resigned as Secretary of the Company and no longer serve as the chief legal officer of the Company.

        (1) Employment Agreements. The Purchaser shall be
            ---------------------
satisfied with the terms of the amendments to the termination and option vesting provisions of the employment agreements between the Company and Jerome S.
Tannenbaum, M.D. and Bradley S. Wear insofar as such provisions relate to the "change of control" resulting from the transaction contemplated by this Agreement.

              SECTION 6.02. Conditions to Obligations of the
                            --------------------------------
Company. The obligations of the Company to effect the
-------
Closing shall be subject to the prior fulfillment of each of the following conditions:

        (a) Representations and Warranties. (i) The
            ------------------------------
representations and warranties of the Purchaser contained in this Agreement and in any certificates or agreements of the Purchaser delivered pursuant hereto shall be true and correct in all material respects on and as of the Closing, with the same force and effect as if made as of the Closing, (ii) all the agreements contained in this Agreement and in any certificates or agreements of the Purchaser delivered pursuant hereto to be performed or complied with by the Purchaser, at or before the Closing, shall have been performed or complied with in all material respects and (iii) the Company shall have received a certificate of the Purchaser, signed by a duly authorized officer thereof, as to the fulfillment of the conditions set forth in the foregoing clauses (i) and
(ii).

        (b) Litigation. There shall have been no order or
            ----------
preliminary or permanent injunction entered in any action or proceeding before any federal, state or foreign court or governmental, administrative or regulatory authority or agency by any federal, state or foreign legislative body, court, government or governmental, administrative or regulatory authority or agency which shall have remained in effect and which shall have had the effect of making illegal the consummation of any of the transactions hereunder.

        (c) HSR Act. Any waiting period (and any extension
            -------
thereof) under the HSR Act applicable to the purchase of the Shares contemplated hereby shall have expired or shall have been terminated.

                        ARTICLE VII

                      INDEMNIFICATION
                      ---------------

              SECTION 7.01. Survival of Representations and
                            -------------------------------
Warranties. The representations and warranties of the
----------
Company in Article III shall survive the Closing until the date 15 months from the Closing Date. Neither the period of survival nor the liability of any party with respect to the parties' representations and warranties shall be reduced by any investigation made at any time by or on behalf of any party.

              SECTION 7.02. Indemnification by the Company. The
                            ------------------------------
Purchaser and its Affiliates, officers, directors, employees, agents, successors and assigns shall be indemnified and held harmless by the Company for any and all Liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, legal costs and expenses) actually suffered or incurred by them (hereinafter, a "Purchaser Loss") arising out of or resulting
                 --------------
from:

        (a) the breach of any representation or warranty made by the Company contained herein or in any document delivered by the Company hereunder at the Closing; or

        (b) the breach of any covenant or agreement by the Company contained herein.

              SECTION 7.03. Indemnification by the Purchaser.
                            --------------------------------
The Company and its Affiliates, officers, directors, employees, agents, successors and assigns shall be indemnified and held harmless by the Purchaser for any and all Liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, legal costs and expenses) actually suffered or incurred by them (hereinafter, a "Company Loss" and, together
                                  ------------
with a Purchaser Loss, a "Loss") arising out of or resulting
                          ----
from:

        (a) the breach of any representation or warranty made by the Purchaser contained herein or in any document delivered by the Purchaser hereunder at the Closing; or

        (b) the breach of any covenant or agreement by the Purchaser contained herein.

              SECTION 7.04. Materiality. Notwithstanding
                            -----------
anything in this Agreement to the contrary, for purposes of application of the indemnity provisions of this Article VII, the amount of any Purchaser Loss or Company Loss arising from the breach of such representation, warranty, covenant or agreement shall be the entire amount of any such Loss actually incurred by the party being indemnified hereunder as a result of such breach and not just that portion of such Loss that exceeds the relevant level of materiality.

              SECTION 7.05. Time Period; Dollar Threshold.
                            -----------------------------
(a) The indemnification obligations of the Company and the Purchaser under this Article VII shall continue for the same period of survival specified in Section 7.01 for each such representation and warranty and shall terminate with the expiration of the 15 month survival period for each such representation and warranty. Any claim or demand against the Company or the Purchaser which is pending or asserted at or prior to the expiration of any survival period may continue to be asserted and indemnified against.

               (b) Neither the Company nor the Purchaser shall be entitled to indemnification under this Article VII unless and until the aggregate amount of the claims against the other party exceeds $1,000,000. If the aggregate amount of such claims against either party exceeds $1,000,000, then that party may claim indemnification for the entire aggregate amount of such claims.

              (c) The provisions of this Article VII shall be the sole and exclusive remedy (other than injunctive relief) of the Company or the Purchaser (regardless of against whom asserted) for the matters subject to indemnification.

              SECTION 7.06. Notice and Defense. Each party
                            ------------------
shall, within 30 days of learning of any asserted liability or damage claimed to give rise to indemnification hereunder, notify the party obligated to indemnify it hereof in writing; provided, however, that the failure of the indemnified party
--------  -------
to so notify the indemnifying party shall not relieve the indemnifying party of its obligations hereunder unless, and only to the extent that, such failure to notify prejudices the indemnifying party. Thereafter, the indemnifying party shall have, at its election, the right to compromise or defend any such matter at its sole cost and expense through counsel chosen by it. If the indemnifying party so undertakes to compromise and defend, the indemnifying party shall notify the other party of its intention to do so. The indemnifying party must defend such matter diligently or the indemnified party may assume control of the defense of such matter. Each party agrees in all cases to cooperate with the defending party and its counsel in the compromise of or defending of any such liabilities or claims. The defending party and the nondefending party may be represented by the same counsel unless such representation would be inappropriate due to actual or potential differing interests between them. In addition, the nondefending party shall at all times be entitled to monitor such defense through the appointment of counsel of its own choosing, at its own cost and expense.

                       ARTICLE VIII

             TERMINATION, AMENDMENT AND WAIVER
             ---------------------------------

              SECTION 8.01. Termination. (a) This Agreement may
                            -----------
be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

        (i) By mutual written consent duly authorized by the Boards of Directors of the Company and the Purchaser;
or

       (ii) By the Purchaser, if (A) (1) any Person other than the Purchaser shall have acquired, or shall have been granted any option or right, conditional or otherwise, to acquire, beneficial ownership of 20% or more of the outstanding shares of the Company's Common
Stock, or (2) any group (other than a group including the Purchaser) shall have been formed which beneficially owns
20% or more of the outstanding shares of the Company's
Common Stock; or (B) the Company shall have entered into an agreement with a third party with respect to any acquisition or purchase of all or a substantial portion of the assets of, or any equity interest in, the Company or any of its Subsidiaries or any business combination with the Company or any of its Subsidiaries by such third party; or

     (iii) By the Purchaser or the Company, if any court of competent jurisdiction in the United States or other
United States governmental authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions hereunder and such order, decree, ruling or other action shall have become final and nonappealable; or

      (iv) By the Purchaser or the Company, if the Closing
shall not have occurred by October 31, 1992 or such later
date as the Company and the Purchaser shall hereafter
agree; provided, however, that the right to terminate
       --------  -------
this Agreement under this Section 8.01(a)(iv) shall not be available to any party whose willful failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

     (v) By the Company, in connection the exercise by the
Board of its fiduciary duties pursuant to Section
5.09(b), in order to permit the Company to execute a
definitive agreement with a Third Party with respect to
an Acquisition Proposal; provided, that upon consummation
                         --------
of the transactions contemplated by such agreement by the Company with the Third Party that is a direct competitor of the Purchaser as of the date hereof, the Purchaser shall be (i) unconditionally released by the Company from any and all restrictions contained in Sections 5.12(a) and 5.12(b) of the Stock Purchase Agreement dated as of May 11, 1991, as amended, between the Company and the Purchaser and (ii) released by the Company from any and all restrictions contained in Section 5.15 of the Stock
Purchase Agreement dated as of May 11, 1991, as amended, between the Company and the Purchaser except in the case of the sale of Common Stock by the Purchaser to the Third
Party consummating such agreement.

               (b) This Agreement shall terminate (without any action or notice (in writing or otherwise) by any of the parties hereto) if any Bankruptcy Proceeding shall have been instituted or consented to by or against the Company.

              SECTION 8.02. Effect of Termination. In the event
                            ---------------------
of the termination of this Agreement pursuant to Section
8.01, this Agreement shall forthwith become void and have no effect and there shall be no liability on the part of any party hereto or its Affiliates, directors, officers or shareholders; provided, however, that nothing herein shall
              --------  -------
relieve any party from liability for any breach hereof prior to such termination.

              SECTION 8.03. Amendment. This Agreement may be
                            ---------
amended by the parties hereto by action taken by or on behalf of the Company and the Purchaser at any time prior to the

Closing Date. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

               SECTION 8.04. Waiver. Either party hereto may (a)
                             ------
extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party to be bound thereby. The failure of either party to assert any of its rights hereunder shall not constitute a waiver of any such rights.

              SECTION 8.05. Disinterested Directors. Effective
                            -----------------------
on the Closing Date and so long as the Purchaser's Directors (as such term is defined in Section 5.08 of the Stock
Purchase Agreement dated as of May 11, 1991, as amended, between the Company and the Purchaser) constitute a majority of the Board, no amendment or waiver of any provisions of this Agreement by which the Company is to be bound shall be effective unless approved by a majority of the members of the Board who are not Purchaser's Directors.

                          ARTICLE IX

                       GENERAL PROVISIONS
                       ------------------

             SECTION 9.01. Notices. All notices, requests,
                           -------
claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

               (a) if to the Purchaser:

                   Cobe Laboratories, Inc.
                   1185 Oak Street
                   Lakewood, Colorado 80215
                   Attention: Mats Wahlstrom
               with a copy

                     Shearman & Sterling
                     599 Lexington Avenue
                     New York, New York 10022
                     Attention: Peter D. Lyons, Esq.

              (b)    if to the Company:

                     REN Corporation-USA
                     6820 Charlotte Pike
                     Nashville, Tennessee 37209
                     Attention: Jerome S. Tannenbaum, M.D., C.E.O.

                with a copy

                     Latham & Watkins
                     1001 Pennsylvania Avenue, N.W.
                     Suite 1300
                     Washington, D.C. 20004
                     Attention: Eric L. Bernthal, Esq.

              SECTION 9.02. Entire Agreement; Assignment. This
                            ----------------------------
Agreement constitutes the entire agreement between the
parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the parties with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise, except that the Purchaser may assign all or any of its rights and obligations hereunder to any wholly owned Subsidiary of Gambro Aktiebolag, the owner of all the outstanding capital stock of the Purchaser, upon the execution of a written instrument whereby such assignee agrees to assume all of the Purchaser's obligations hereunder and be bound by all the terms and conditions of this Agreement; provided that no such assignment shall
                --------
relieve the Purchaser of its obligations hereunder if such assignee does not perform such obligations.

              SECTION 9.03. Parties in Interest. This Agreement
                            -------------------
shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

              SECTION 9.04. Governing Law. This Agreement shall
                            -------------
be governed by, and construed in accordance with, the laws of the State of New York, applicable to contracts executed in and to be performed entirely within that state.

              SECTION 9.05. Headings. The descriptive headings
                            --------
contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

              SECTION 9.06. Counterparts. This Agreement may be
                            ------------
executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

              SECTION 9.07. Specific Performance. The parties
                            --------------------
hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

               IN WITNESS WHEREOF, the Purchaser and the Company have each caused this Agreement to be executed by its duly authorized officer as of the date first written above.

                                       COBE LABORATORIES, INC.

                                       By /s/Mats Wahlstrom
                                          -----------------------
                                             President


                                       REN CORPORATION-USA

                                       By /s/Jerome S. Tannenbaum
                                          ------------------------
                                         Chairman of the Board, President
                                           and Chief Executive Officer

                                                              EXHIBIT A
                                                              ---------

                          FORM OF AMENDMENT NO. 3 TO THE
                      MAY 11, 1991 STOCK PURCHASE AGREEMENT

               AMENDMENT NO. 3, dated as of __________, 1992 (this "Amendment"), to the Stock Purchase Agreement, dated as of
 ---------
May 11, 1991, as amended by Amendment No. 1, dated May 24,
1991, and Amendment No. 2, dated March 17, 1992, between REN CORPORATION-USA, a Tennessee corporation (the "Company"), and
                                               -------
COBE LABORATORIES, INC., a Colorado corporation (the
"Purchaser").
 ---------
                           W I T N E S S E T H:
                           -------------------
              WHEREAS, the Company and the Purchaser have entered into a Stock Purchase Agreement, dated as of May 11, 1991
(the "Purchase Agreement"; capitalized terms used and not
      ------------------
defined herein being used herein as defined in the Purchase
Agreement);

              WHEREAS, the Company and the Purchaser have entered into Amendment No. 1, dated as of May 24, 1991 to the Purchase Agreement; and

              WHEREAS, the Company and the Purchaser have entered into Amendment No. 2, dated as of March 17, 1992 to the Purchase Agreement; and

              WHEREAS, the Company and the Purchaser have determined that it is in their mutual interests to further amend the Purchase Agreement as hereinafter set forth;

              NOW, THEREFORE, in consideration of the premises and of the mutual agreements and understandings hereinafter set forth, the Purchaser and the Company agree as follows:

              SECTION 1. Amendments to the Purchase Agreement.
                         ------------------------------------
The Purchase Agreement is, effective as of the date hereof, hereby amended as follows:

              (a) New defined terms shall be added to Section
     1.01, immediately following the definition of "Amendment No. 2", to read as follows:

                   "'Amendment No. 3' means the Amendment No. 3,
                     ---------------
               dated                  , 1992, to this Agreement between
                     ----------------
              the Company and the Purchaser."

              (b) The defined term "Purchase Agreement" shall be restated in full to read as follows:

              "'Purchase Agreement' means this Agreement, as
              ------------------
     amended by Amendment No. 1, Amendment No. 2 and
     Amendment No. 3."

     (c) Sections 5.08 shall be restated in full to read as follows:

              "(a) The Company agrees, effective upon the
     Closing Date (as defined in the Stock Purchase
     Agreement dated as of July 2, 1992 between the
     Company and the Purchaser), to increase the size of
     the Board to nine directors and to appoint as
     directors three persons designated by the Purchaser
     (such three directors, together with the two members
     of the Board previously designated by the Purchaser
     being the 'Purchaser's Directors'), one such
                ---------------------
     additional Purchaser's Director with his term expiring at the Company's 1993 annual stockholders' meeting and the other two additional Purchaser's
     Directors with their term expiring at the Company's
     1994 annual stockholders' meeting. Without the prior written consent of the Purchaser, the Company, acting through the Board, shall not change the size of the Board.

              (b) Effective on the Closing Date and so long
     as the Purchaser owns a majority of the issued and
     outstanding Common Stock, the Purchaser shall have
     the right to request that the Company include (x)
     two persons designated by the Purchaser as a nominee
     to serve as a member of the `Class One Directors'
     (as such term is used in the By-Laws; provided that
                                           --------
     for purposes of this Agreement, such term shall be
     further defined to be that class of directors of the
     Board whose term next expires at the 1993 annual
     stockholders' meeting) of the Board, (y) two persons
     designated by the Purchaser to serve as a member of
     the 'Class Two Directors' (as such term is used in
     the By-Laws; provided that for purposes of this
                  --------
     Agreement, such term shall be further defined to be
     that class of directors of the Board whose term next
     expires at the 1994 annual stockholders' meeting) of
     the Board and (z) one person designated by the
     Purchaser to serve as a member of the 'Class Three
     Directors' (as such term is used in the By-Laws;
     provided that for purposes of this Agreement, such
     --------
     term shall be further defined to be that class of directors of the Board whose term next expires at the 1995 annual stockholders' meeting) of the

     Board, and such persons shall be nominated by the Company. If the Board, in the exercise of its fiduciary duties, reasonably shall determine that any person designated by the Purchaser to be a nominee to the Board pursuant to this Section 5.08 is not qualified to serve on the Board and the committees specified in subsection (c) of this
     Section 5.08 for which such person has been designated to serve upon by the Purchaser, the Purchaser shall have the opportunity to specify one or more additional designees who shall be so included as a nominee subject to the reasonable determination by the Board, in the exercise of their fiduciary duties, that any such additional designee is qualified to serve on the Board and such committees. The Board shall recommend to the stockholders of the Company for election the designees of the Purchaser who are nominated by the Company to serve as members of the Board. In the event that a vacancy is created on the Board at any time by the death, disability, retirement, resignation or removal (with or without cause) of a Purchaser's Director, the Purchaser shall have the right to select a nominee to fill such vacancy. If the remaining Board members, in the exercise of their fiduciary duties, reasonably shall determine that such nominee is not qualified to serve on the Board and the committees specified in subsection (c) of this Section 5.08 for which such person has been designated to serve upon by the Purchaser, the Purchaser shall have the opportunity to select one or more additional nominees. Subject to the qualification set forth in the immediately preceding sentence, the remaining members of the Board shall elect to the Board to fill such vacancy any such nominee of the Purchaser.

              (c) Effective on the Closing Date and so long as the Purchaser owns a majority of the issued and outstanding Common Stock, the Company agrees to place two of the Purchaser's Directors on each of the Executive, Compensation and Human Resources
     Committees, each of which is to consist of three members and to place two of the Purchaser's
     Directors on the Audit Committee, which is to consist of four members."

              (d) The second sentence of Section 5.10(b) shall be restated in full to read as follows:

     "The Purchaser shall have the option to purchase from the Company additional shares of Common Stock to the extent necessary to permit the Purchaser to maintain 50.1% of the issued and outstanding shares of Common Stock and 50.1% of the Total Voting Power."

              (e) Article VIII is amended by adding a new
     Section 8.05 at the end thereof to read as follows:

              "SECTION 8.05. Disinterested Directors.
                             -----------------------
          Effective on the Closing Date and so long as the Purchaser's Directors constitute a majority of the Board, no amendment of this Agreement by which the Company is to be bound shall be effective unless approved by a majority of the members of the Board who are not Purchaser's Directors."

              SECTION 2. Counterparts. This Amendment may be
                         ------------
executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

              SECTION 3. Governing Law. This Amendment shall be
                         -------------
governed by, and construed in accordance with, the laws of the State of New York, applicable to contracts executed in and to be performed entirely within that state.

              IN WITNESS WHEREOF, each of the Purchaser and the Company has caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                            REN CORPORATION-USA

                                            By
                                               --------------------
                                               Name:
                                               Title:

                                            COBE LABORATORIES, INC

                                            By
                                               --------------------
                                               Name:
                                               Title:

                                                      EXHIBIT B
                                                      ---------
                         CONTENTS OF OPINIONS OF
                         LATHAM & WATKINS AND/OR
                 WYATT, TARRANT, COMBS, GILBERT & MILOM

1. The Company is a corporation duly organized, validly existing and in good standing under the laws of Tennessee and has the requisite corporate power and authority to own, lease and operate its properties and carry on its business in all material respects as presently owned or conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it, or the nature of its activities makes such qualification or licensing necessary, except those jurisdictions, if any, in which the failure to be so duly qualified or licensed and in good standing would not, taken as a whole, have a Material Adverse Effect.

2. The Company is not in violation of any of the provisions of the Charter of Incorporation or By-Laws, except where such violation would not, individually or in the aggregate, have a Material Adverse Effect.

3. The Company has all necessary corporate power and authority to execute and deliver the Agreement and to perform its obligations and to consummate the transactions contemplated thereunder. The execution, delivery and performance of the Agreement by the Company have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize the Agreement or to consummate the transactions contemplated thereunder.

4. (a) The execution and delivery of the Agreement by the Company do not, and the performance of the Agreement (including, without limitation, the consummation of the transactions contemplated thereunder) will not, (i) conflict with or violate the Charter of Incorporation or By-Laws, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company, or by which its or any of its properties are bound or affected, or
(iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company which would have a Material Adverse Effect, taken as a whole, pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, insurance policy or other instrument or obligation, and which note, bond, mortgage, indenture, contract, agreement, license, permit, insurance policy or other instrument or obligation to which the Company is a party, or by which the Company or its properties are bound or affected.

(b) The execution and delivery of the Agreement by the Company do not, and the performance of the Agreement by the Company (including, without limitation, the consummation of the transactions thereunder) will not require any consent, approval, authorization or permit of, or filing (other than filings, if any, required on Form 8-K with the SEC and the HSR Act) with or notification to, any governmental or regulatory authority, on the part of the Company.

5. Following the consummation of the transactions thereunder, all the Shares subject to issuance pursuant to the Agreement, upon such issuance against payment for such Shares as contemplated by the Agreement shall (i) be duly authorized, validly issued, fully paid and nonassessable,
(ii) not be subject to any Encumbrances and (iii) such Shares shall have accorded to them voting rights.

6. The Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by the Purchaser, and payment for the Shares as contemplated by the Agreement, constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by the availability of equitable remedies.

       The following assumptions shall be made:

1. Reliance upon representations and warranties of the Company and upon certificates of certain public officials;

2. Authenticity of all documents submitted to us as copies, genuineness of all signatures, and conformity to the originals of all documents submitted to counsel as copies;

3. Due authorization, execution and delivery of the Agreement by the Purchaser;

4. Compliance by the Company, the Purchaser and any Affiliate of either the Company or the Purchaser with the covenants, representations, warranties and agreements made, and to be performed by them pursuant to the Agreement.

                                                     [EXECUTION COPY]

                        AMENDMENT NO. 1 TO THE
               JULY 2, 1992 STOCK PURCHASE AGREEMENT

               AMENDMENT NO. 1, dated as of July 23, 1992 (this
"Amendment") to the Stock Purchase Agreement, dated as of
 ---------
July 2, 1992 between REN CORPORATION-USA, a Tennessee
corporation (the "Company"), and COBE LABORATORIES, INC., a
                  -------
Colorado corporation (the "Purchaser").
                           ---------

                           W I T N E S S E T H
                           - - - - - - - - - -

               WHEREAS, the Company and the Purchaser have entered into as of July 2, 1992 a Stock Purchase Agreement (the
"Stock Purchase Agreement"; capitalized terms used and not
 ------------------------
defined herein being used herein as defined in the Stock
Purchase Agreement); and

               WHEREAS, the Company and the Purchaser have determined that it is in their mutual interests to amend the Stock Purchase Agreement as hereinafter set forth.

               NOW THEREFORE, in consideration of the premises and of the mutual agreements and understandings hereinafter set forth, the Purchaser and the Company agree as follows:

               SECTION 1. Amendment to the Stock Purchase
                          -------------------------------
Agreement. Section 6.02 of the Stock Purchase Agreement is,
---------
effective as of the date hereof, hereby amended as follows:

               (a) By deleting the period at the end of subsection 6.02(c) and inserting in lieu thereof a semi-colon; and

               (b) By adding a new subsection 6.02(d) at the end of Section 6.02 to read as follows:

                   "(d) Shareholder Approval. Each of the
                        --------------------
               proposals set forth in Section 5.08 of this Agreement shall have been approved by the requisite holders of the outstanding capital stock of the Company entitled to vote thereon.".

               SECTION 2. Counterparts. This Amendment may be
                          ------------
executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

               SECTION 3. Governing Law. This Amendment shall be
                          -------------
governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State.

               IN WITNESS WHEREOF, each of the Purchaser and the Company has caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                         REN CORPORATION-USA

                                         By
                                           -------------------------
                                           Name:
                                           Title:

                                         COBE LABORATORIES, INC.

                                         By
                                           -------------------------
                                           Name:
                                           Title:

               IN WITNESS WHEREOF, each of the Purchaser and the Company has caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                         REN CORPORATION-USA

                                         By
                                           -------------------------
                                           Name:
                                           Title:



                                         COBE LABORATORIES, INC.


                                         By /s/ HERBERT S. LAWSON
                                           -------------------------
                                           Name: HERBERT S. LAWSON
                                           Title: VICE PRESIDENT

                       AMENDMENT NO. 2 TO THE
                 JULY 2, 1992 STOCK PURCHASE AGREEMENT

               AMENDMENT NO. 2, dated as of September 15, 1992 (this "Amendment") to the Stock Purchase Agreement, dated as
       ---------
of July 2, 1992, as amended, between REN CORPORATION-USA, a Tennessee corporation (the "Company"), and COBE LABORATORIES,
                            -------
INC., a Colorado corporation (the "Purchaser").
                                   ---------

                            W I T N E S S E T H
                            - - - - - - - - - -

               WHEREAS, the Company and the Purchaser have entered into a Stock Purchase Agreement dated as of July 2, 1992 (as heretofore amended, the "Stock Purchase Agreement";
                         ------------------------
capitalized terms used and not defined herein being used herein as defined in the Stock Purchase Agreement);

               WHEREAS, the Company and the Purchaser have entered into Amendment No. 1 to the Stock Purchase Agreement dated as of July 23, 1992; and

               WHEREAS, the Company and the Purchaser have determined that it is in their mutual interests to further amend the Stock Purchase Agreement as hereinafter set forth.

               NOW THEREFORE, in consideration of the premises and of the mutual agreements and understandings hereinafter set forth, the Purchaser and the Company agree as follows:

               SECTION 1. Amendments to the Stock Purchase
                          --------------------------------
Agreement. Section 2.02 of the Stock Purchase Agreement is,
---------
effective as of the date hereof, hereby amended as follows:

               (a) By deleting the word "within" in the second line of subsection 2.02(a) and inserting in lieu thereof the words "the later of (i)";

               (b) By inserting after the word "herein," in the fourth line of subsection 2.02(a) the words "and (ii)
     October 1, 1992"; and

               (c) By adding a new subsection 2.02(d) at the end of Section 2.02 to read as follows:

                   "(d) For the purposes of subsections 2.02(b)
               and (c) above, delivery of a document referred to therein to Wyatt, Tarrant, Combs, Gilbert & Milom, as Escrow Agent, under the Escrow Agreement dated September 15, 1992 among the Purchaser, the Company and Wyatt, Tarrant, Combs, Gilbert & Milom, as

               Escrow Agent, shall constitute delivery for the purposes of subsections 2.02(b) and (c); provided
                                                        --------
               that the delivery of such document has not been withdrawn by the party executing such document within the time and in the manner provided by such Escrow Agreement."

               SECTION 2.  Satisfaction of Conditions.  The Company
                           --------------------------
     and the Purchaser hereby acknowledge that the conditions to the Stock Purchase Agreement set forth in Article VI (other than delivery of the Purchase Price) have been satisfied or waived as of the date hereof.

            SECTION 3.  Counterparts.  This Amendment may be
                        ------------
     executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

            SECTION 4.  Governing Law.  This Amendment shall be
                        -------------
     governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State.

            IN WITNESS WHEREOF, each of the Purchaser and the Company has caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                       REN CORPORATION-USA


                                       By
                                         -------------------------
                                         Name:
                                         Title:

                                       COBE LABORATORIES, INC.

                                       By
                                         -------------------------
                                         Name:
                                         Title: